Exhibit 23.3

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 28, 1994, included in the Proxy Statement of Owens & Minor, Inc. which is made a part of the Registration Statement (Form S-4) and Prospectus of O&M Holdings, Inc. for the registration of its Common Stock and related Series A Preferred Stock Purchase Rights pursuant to the Plan of Exchange and Agreement of Exchange between O&M Holdings, Inc., Owens & Minor, Inc. and Stuart Medical, Inc.



/s/   Ernst & Young
Pittsburgh, Pennsylvania
April 4, 1994